UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2013

ProText Mobility, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31590	11-3621755
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Queens Street, Syosset, New York	11791
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code (516) 802-0223

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 20, 2013, Steve Berman was appointed as Interim CEO of Protext Mobility, Inc.

With over 30 years of sales success and executive leadership experience, Steve is a successful entrepreneur, having founded several companies and serving in the CEO role. Among managing and building various businesses, Steve has been instrumental in securing capital financing’s for public and private companies including startups and pre-revenue businesses. Most recently, Steve co-founded 3DMC, a premier digital multimedia company. Steve is also CEO of Stealth Sports and Marketing, a consulting firm specializing in marketing & multimedia solutions to professional Sports teams.

Before 3DMC & Stealth, Steve held the position of Senior Vice President at YES Network, the number one regional sports network in the country. Through his key relationships in the top 10 markets, Steve was responsible for developing the advertising platform, with demonstrable and significant sales increases for the Network.

Prior to Yes Network, Steve served as Senior Vice President of Time Warner Cable, NY, where he produced similar levels of growth and success. By growing Time Warner NY’s Advertising sales from $11m to well over $100m and increasing national sales by 200% during his tenure, he made Time Warner NY the number one billing cable market in the US.

Mr. Berman has a Bachelors Degree from Syracuse University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 21St day of May, 2013	ProText Mobility, Inc.

	By:	/s/ David M. Lewis
Executive Director